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                                                                    Exhibit 99.1


             Nevada PUC Allows Nevada Power to Recover $485 Million
                    of $922 Million In Deferred Energy Costs

RENO, April 1, 2002 - The Public Utilities Commission of Nevada (PUCN) has voted to allow Nevada Power Company to recover, over three years, $485 million out of the $922 million of deferred energy costs incurred by Nevada Power during the peak months of 2001 through a rate change effective April 1, 2002. In doing so, the PUCN has denied Nevada Power recovery of $437 million of costs incurred by the Company on behalf of its customers in 2001 when the volatility in the Western energy markets drove the cost of electricity to unprecedented high prices. Nevada Power stated that it is currently reviewing the order and evaluating its options.

     Headquartered in Nevada, Sierra Pacific Resources (NYSE: SRP) is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50-percent interest in an interstate natural gas transmission partnership, and several small non-utility companies.

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